As filed with the Securities and Exchange Commission on September 14, 2005
Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

NDS GROUP PLC
(Exact name of registrant as specified in its charter)

England and Wales (State or other jurisdiction of incorporation or organization)	Not applicable (I.R.S. Employer Identification No.)

One London Road
Staines, Middlesex TW18 4EX United Kingdom
+44 208 476 8000
(Address and telephone number of principal executive offices and zip code)

NDS 1999 Executive Share Option Scheme
NDS UK Approved Share Option Scheme
NDS Group plc Sharesave Scheme
(Full title of the plan)

Lawrence A. Jacobs, Esq.
News Corporation
1211 Avenue of the Americas
New York, New York 10036
(212) 852-7000
(Name, address and telephone number of agent for service)

Copy of communications to:
Jeffrey W. Rubin, Esq.
Hogan & Hartson L.L.P.
875 Third Avenue
New York, New York 10022
___________________________

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee
Series A Ordinary Shares, par value $0.01 per share, issuable under the NDS 1999 Executive Share Option Scheme	3,300,000	$35.31	$116,523,000.00	$13,714.78
Series A Ordinary Shares, par value $0.01 per share, issuable under the NDS UK Approved Share Option Scheme	400,000	$35.31	$14,124,000.00	$1,662.39
Series A Ordinary Shares, par value $0.01 per share, issuable under the NDS Group plc Sharesave Scheme	300,000	$35.31	$10,593,000.00	$1,246.80
TOTAL:	4,000,000	$35.31	$141,240,000.00	$16,623.95

(1) Estimated solely for the purposes of calculating the amount of the registration fee pursuant to Rules 457(c) and (h) of the Securities Act. The proposed maximum offering price per share was determined based on the average of the high and low prices for one American Depositary Share, representing one Series A Ordinary Share on September 7, 2005, as reported on The Nasdaq Stock Market.

EXPLANATORY NOTE

NDS Group plc (the “Registrant”) has prepared this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), (i) to increase by 3,300,000 the number of shares of Series A Ordinary Shares that are registered under the NDS 1999 Executive Share Option Scheme; (ii) to increase by 400,000 the number of shares of Series A Ordinary Shares that are registered under the NDS UK Approved Share Option Scheme; and (iii) to increase by 300,000 the number of shares of Series A Ordinary Shares that are registered under the NDS Group plc Sharesave Scheme (the NDS 1999 Executive Share Option Scheme, the NDS UK Approved Share Option Scheme, and the NDS Group plc Sharesave Scheme are together called the “Plans”).

Pursuant to General Instruction E of Form S-8, the contents of (i) the Registration Statement on Form S-8 (File No. 333-11236) previously filed by NDS Group plc with the Securities and Exchange Commission (the “Commission”) on December 10, 1999 and (ii) the Registration Statement on Form S-8 (File No. 333-12918) previously filed by NDS Group plc with the Commission on November 22, 2000 are hereby incorporated by reference into this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing information specified by Part I of this Registration Statement have been or will be sent or given to participants in the Plans as specified in Rule 428(b)(1) promulgated by the Commission under the Securities Act. Such documents are not being filed with the Commission but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

This Registration Statement hereby incorporates by reference the contents of the following reports of the Registrant filed with, or furnished to, the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(a)
The Registrant’s Annual Report on Form 10-K reporting results for the fiscal year ended June 30, 2005 filed pursuant to Section 13(a) or 15(d) of the Exchange Act and its Current Report on Form 8-K filed on August 23, 2005;

(b)
The description of the Registrant’s Series A Ordinary Shares set forth in its Registration Statement on Form 8-A, filed pursuant to Section 12 of the Exchange Act on November 8, 1999 (File No. 0-30364) (annexed hereto as Exhibit 4.3); and

(c)
All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters the securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Except as hereinafter provided, there is no provision of the Registrant’s memorandum and articles of association or any contract, arrangement or statute under which any director or officer of the Registrant may be insured or indemnified in any manner against any liability that he may incur in his capacity as such.

The articles of association of the Registrant provide that, subject to the provisions of the UK Companies Act 1985, every director or other officer of the Registrant shall be indemnified by the Registrant against all liabilities incurred by him in the actual or purported execution or discharge of his duties or the exercise or purported exercise of his powers or otherwise in relation to or in connection with his duties, powers or office but:

(a) the indemnity shall not apply to any liability to the extent that it is recovered from any other person; and

(b) the indemnity is subject to such officer taking all reasonable steps to effect such recovery, to the intent that the indemnity shall not apply where an alternative right of recovery is available and capable of being enforced.

The Board may purchase and maintain insurance for the benefit of a person who is an officer of employee, or former officer or employee, of the Registrant or of a company which is or was a subsidiary undertaking of the Registrant or associated with the Registrant or who is or was a trustee of any pension fund or any retirement, death or disability scheme for the benefit of any employee of the Registrant or any such subsidiary undertaking or associated company.

  The relevant sections of the Companies Act 1985 are Sections 309A, 309B, 309C and 727, which are set out below:

  309A Provisions protecting directors from liability

(1) This section applies in relation to any liability attaching to a director of a company in connection with any negligence, default, breach of duty or breach of trust by him in relation to the company.

(2) Any provision which purports to exempt (to any extent) a director of a company from any liability within subsection (1) is void.

(3) Any provision by which a company directly or indirectly provides (to any extent) an indemnity for a director of—

(a) the company, or

(b) an associated company,

  against any liability within subsection (1) is void.

  This is subject to subsections (4) and (5).

(4) Subsection (3) does not apply to a qualifying third party indemnity provision (see section 309B(1)).

(5) Subsection (3) does not prevent a company from purchasing and maintaining for a director of—

(a) the company, or

(b) an associated company,

  insurance against any liability within subsection (1).

(6) In this section—

  "associated company", in relation to a company (“C”), means a company which is C’s subsidiary, or C’s holding company or a subsidiary of C’s holding company;

  "provision" means a provision of any nature, whether or not it is contained in a company’s articles or in any contract with a company.

  309B Qualifying third party indemnity provisions

(1) For the purposes of section 309A(4) a provision is a qualifying third party indemnity provision if it is a provision such as is mentioned in section 309A(3) in relation to which conditions A to C below are satisfied.

(2) Condition A is that the provision does not provide any indemnity against any liability incurred by the director—

(a) to the company, or

(b) to any associated company,

(3) Condition B is that the provision does not provide any indemnity against any liability incurred by the director to pay—

(a) a fine imposed in criminal proceedings, or

(b) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising).

(4) Condition C is that the provision does not provide any indemnity against any liability incurred by the director—

(a) in defending any criminal proceedings in which he is convicted, or

(b) in defending any civil proceedings brought by the company, or an associated company, in which judgment is given against him, or

(c) in connection with any application under any of the following provisions in which the court refuses to grant him relief, namely—

(i) section 144(3) or (4) (acquisition of shares by innocent nominee), or

(ii) section 727 (general power to grant relief in case of honest and reasonable conduct).

(5) In paragraph (a), (b) or (c) of subsection (4) the reference to any such conviction, judgment or refusal of relief is a reference to one that has become final.

(6) For the purposes of subsection (5) a conviction, judgment or refusal of relief becomes final—

(a) if not appealed against, at the end of the period for bringing an appeal, or

(b) if appealed against, at the time when the appeal (or any further appeal) is disposed of.

(7) An appeal is disposed of—

(a) if it is determined and the period for bringing any further appeal has ended, or

(b) if it is abandoned or otherwise ceases to have effect.

(8) In this section “associated company” and “provision” have the same meaning as in section 309A.

  309C Disclosure of qualifying third party indemnity provisions

(1) Subsections (2) and (3) impose disclosure requirements in relation to a directors’ report under section 234 in respect of a financial year.

(2) If—

(a) at the time when the report is approved under section 234A, any qualifying third party indemnity provision (whether made by the company or otherwise) is in force for the benefit of one or more directors of the company, or

(b) at any time during the financial year, any such provision was in force for the benefit of one or more persons who were then directors of the company,

the report must state that any such provision is or (as the case may be) was so in force.

(3) If the company has made a qualifying third party indemnity provision and—

(a) at the time when the report is approved under section 234A, any qualifying third party indemnity provision made by the company is in force for the benefit of one or more directors of an associated company, or

(b) at any time during the financial year, any such provision was in force for the benefit of one or more persons who were then directors of an associated company,

  the report must state that any such provision is or (as the case may be) was so in force.

(4) Subsection (5) applies where a company has made a qualifying third party indemnity provision for the benefit of a director of the company or of an associated company.

(5) Section 318 shall apply to—

(a) the company, and

(b) if the director is a director of an associated company, the associated company,

  as if a copy of the provision, or (if it is not in writing) a memorandum setting out its terms, were included in the list of documents in section 318(1).

(6) In this section—

"associated company" and "provision" have the same meaning as in section 309A; and

"qualifying third party indemnity provision" has the meaning given by section 309B(1).

  727 Power of Court to grant relief in certain cases

(1) If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability on such terms as the court thinks fit.

(2) If any such officer or person as above mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been bought.

(3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper.

NDS has obtained a policy of directors and officers liability insurance.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The Exhibits required to be filed as part of this Registration Statement are listed in the attached index to Exhibits.

Item 9. Undertakings

(1) The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, New York on the 14th day of September, 2005.

NDS GROUP PLC

By:	/s/ Alexander Gersh
Alexander Gersh Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Abraham Peled, David F. DeVoe and Lawrence A. Jacobs, or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Abraham Peled	President, Chief Executive	September 14, 2005
Dr. Abraham Peled	and Executive Director
(Principal Executive Officer)

/s/ Alexander Gersh	Chief Financial Officer	September 14, 2005
Alexander Gersh	(Principal Financial and Principal
Accounting Officer)

/s/ David F. DeVoe	Non-Executive Director	September 14, 2005
David F. DeVoe

/s/ Roger W. Einiger	Non-Executive Director	September 14, 2005
Roger W. Einiger

/s/ Nathan Gantcher	Non-Executive Director	September 14, 2005
Nathan Gantcher

/s/ Peter Powers	Non-Executive Director	September 14, 2005
Peter Powers

/s/ Arthur M. Siskind	Non-Executive Director	September 14, 2005
Arthur M. Siskind

/s/ Lawrence A. Jacobs	Non-Executive Director	September 14, 2005
Lawrence A. Jacobs

EXHIBIT INDEX

Number	Description
4.1	Memorandum and Articles of Association of NDS Group plc[1]
4.2
Deposit Agreement, dated as of November 26, 1999, among NDS Group plc, The Bank of New York and Owners and Beneficial Owners of American Depositary Receipts representing American Depositary Shares of NDS Group plc each representing one Series A Ordinary Share[2]

4.3	Description of Shares[3] *
5.1	Opinion of Allen & Overy LLP*
23.1	Consent of Ernst & Young LLP regarding NDS Group plc*
23.2	Consent of Somekh Chaikin regarding NDS Technologies Israel Limited*
24	Powers of Attorney (included in signature pages hereto)*

[1]	Incorporated by reference from Exhibit 3 to Form 10-Q of the Registrant filed with the Commission on February 9, 2005.

[2]	Incorporated by reference from the Registration Statement on Form S-8 of the Registrant filed with the Commission on December 10, 1999 (File No. 333-11236).

[3]
Exhibit 4.3 sets forth the Form 8-A of the Registrant originally filed with the Commission in paper format on November 12, 1999 together with the related description of the Series A Ordinary Shares set forth in the Registrant’s Articles of Association.

*	Filed herewith.